Groupon Announces Fourth Quarter and Fiscal Year 2022 Results
On Track to Remove $250 Million of Annualized Costs by the End of 2023

Fourth Quarter Local Billings Grew 6% Sequentially Compared with the Third Quarter

Company Provides First Quarter 2023 Outlook

•Fourth quarter revenue of $148 million; $599 million for full year
•Fourth quarter billings of $468 million; $1.8 billion for full year
•Fourth quarter net loss of $54 million; net loss of $234 million for full year
•Fourth quarter adjusted EBITDA of negative $5 million; negative $15 million for full year
•Ended the year with $281 million in cash
•Generated $10 million in free cash flow during the fourth quarter

CHICAGO - March 16, 2023 - Groupon, Inc. (NASDAQ: GRPN) today announced financial results for the quarter and year ended December 31, 2022 and provided details on its recent operating progress. The Company filed its Form 10-K with the Securities and Exchange Commission and posted an updated presentation on its investor relations website (investor.groupon.com).
"We are in the midst of executing a transformation strategy that we believe will allow Groupon to unlock its full potential," said Kedar Deshpande, CEO of Groupon. "While we faced some macroeconomic headwinds in 2022, we also believe that we did not move quickly enough to adapt our business model to meet the new and emerging needs of our Local merchants and customers. Looking ahead to 2023, we are focusing the entire organization on three areas: improving the supply side of our marketplace to drive customer demand, leveraging an improved inventory base to make our marketing and promotional spend more efficient, and doing both of these against a backdrop of a meaningfully streamlined cost structure and much better operational rigor. We believe that successful execution in these areas will allow us to return the company to growth and allow us to deliver positive adjusted EBITDA even on a reduced revenue base. Given the work that we have done and the opportunities that lay ahead for us, we believe we are well positioned to create value for our customers, merchants, employees and shareholders."
Transformation Strategy
We are executing a strategy that we believe will allow us to transform Groupon into the premier destination for local experiences and services, drive engagement on the platform and unlock growth. Our strategy is focused on three areas:
•Improving our marketplace inventory to drive customer demand,
•Reducing our marketing and promotional spend, while improving ROI, and
•Continuing to reduce our cost structure and business complexity, while improving our operating processes.

Improving our Inventory: We must ensure that we meet our customers' needs every single time they come to our marketplace so that we can drive local purchase frequency. To do this, our strategy is sales-led. Our goal is simple, we want to build a more inspiring inventory base that engages customers and drives purchase frequency. Top initiatives include:
•Onboard and Retain Better Inventory: Create inventory 'freshness' by having a constant flow of new supply and by optimizing our search and relevance to surface the right inventory to the right customer at the right time. In addition to leveraging self-service for acquiring new merchants, our goal is to leverage our sales force to acquire more high-value merchants. To do this, we are refining our merchant acquisition process to ensure our sales teams are going after the highest quality supply. In order to achieve their sales quotas, our team will need to acquire specific target merchants within key verticals and geographic locations. In addition, they will be tasked with bringing on new deals that meet certain deal structure criteria. We have also refined our approach to retaining merchants and deals, with a similar focus on quality.
•Take a Hyper-Local Merchant Acquisition Approach: Prioritize acquiring high quality merchants in our top 5 U.S. markets - New York City, Chicago, L.A., Phoenix and Washington D.C. In these markets, our goal is to drive the share of new Local deals that sell 10 or more vouchers per month higher than 20%, which is where it currently stands.
If we are successful in transforming our inventory base, we believe we can significantly improve performance with new merchants this year. Our goal is to drive both billings and gross profit up by more than 20% on these merchants.
Drive Customer Demand: As we improve our inventory, we believe customer demand will also rebound. Top initiatives to create a better customer experience include:
•Leverage our improving inventory base to power better search and relevance and recommendations, and
•Continue to enhance customer service interactions and reduce refunds which should yield better customer trust in our marketplace.
If we are successful in our supply transformation, we believe we can return consumer purchase frequency to 3 times or more per year.
Reduce Marketing and Promotional Spend and Improve ROI: As we improve our inventory by connecting it more directly to consumer intent and drive organic demand fundamentals, we can reduce our marketing and promotional spend while driving higher return on investment. Overall, our goal is to:
•Reduce our marketing expense to less than 25% of gross profit in 2023,
•Opportunistically reallocate our marketing budget to higher-return channels, and
•Lean more into personalized promotions and pricing to bring down our promotional spend while, at the same time, driving incremental sales.

Further Reduce our Cost Structure: We have significantly reduced our cost structure; we've lowered our full-year GAAP SG&A expenses by over $320 million compared with 2019 levels, or $240 million on a non-GAAP basis. We continue to execute on our multi-phase restructuring plan to ensure that our cost structure remains aligned with where our business is today while providing us with room to grow. Our phase 1 cost actions, which were substantially complete in 2022, removed $150 million of annualized costs from our business.
We have expanded and accelerated the second phase of our restructuring plan and now expect to reduce our current cost structure by an additional $100 million, which is twice the size of our original plan. We expect to hit this annualized savings run-rate by the end of 2023 by executing on the following initiatives:
•Reducing our annualized payroll costs by eliminating approximately 500 positions globally, with the majority of these reductions expected to occur by the end of the second quarter of 2023, and to a lesser extent,
•Implementing other non-payroll actions, including reducing technology, software and certain professional services costs, to create an additional $30 million in annualized cost savings.
•We expect to realize the majority of savings related to our phase 1 and 2 cost actions by the end of 2023. Based on this, we estimate that our 2023 non-GAAP SG&A expense will be more than $350 million lower than 2019 levels. Our non-GAAP SG&A expense excludes stock-based compensation and depreciation and amortization.
Notwithstanding the progress that has been made, the Board is disappointed in the Company’s results for the fourth quarter and 2022 and plans to continue to assess the factors contributing to such results. The Board remains committed to the successful transformation of Groupon and the creation of value of our stockholders.

First Quarter 2023 Outlook
Given we are in the midst of executing our turnaround strategy, combined with an uncertain macroeconomic environment, we are withdrawing our previously issued full year 2023 free cash flow and adjusted EBITDA margin guidance. In light of this, we are providing more details on anticipated drivers of our first quarter performance.
•Our first quarter 2023 preliminary results through February include:
•North America Local billings are estimated to be approximately 44% of 2019 levels and down 9% year-over-year,
•International Local billings are estimated to be approximately 49% of 2019 levels and down 1% year-over-year on an FX-neutral basis, and
•Consolidated Local billings are estimated to be approximately 46% of 2019 levels and down 7% year-over-year on an FX-neutral basis.
•We plan to reallocate some marketing spend to lower-funnel performance marketing channels and we will look to continue to invest in marketing overall if we see opportunities to drive attractive returns,
•We expect first quarter adjusted EBITDA to be between negative $10 million and negative $5 million, dependent on the timing of some of our proposed restructuring activities, and

•We anticipate significant cash outflows in the first quarter 2023.

For factors to consider regarding our expected operating performance in the first quarter of 2023, please see our Q4 Earnings Presentation. In addition, for more details on the impact of our cost actions on our full-year non-GAAP SG&A expectations, please see our Q4 Earnings presentation.
Fourth Quarter 2022 Summary
All comparisons in this press release are year-over-year unless otherwise noted.
North America
•North America revenue was $106.1 million in the fourth quarter 2022, down 32% compared with the prior year, primarily driven by a decline in engagement on our platform that resulted in fewer unit sales and lower gross billings. North America Local revenue was $94.2 million in the fourth quarter 2022, down 31% compared with the prior year.
•North America gross profit in the fourth quarter 2022 was $91.7 million, down 33% compared with the prior year.
•North America active customers were 11.3 million as of December 31, 2022, down 8% compared with the balance as of September 30, 2022. North America active Local customers decreased 7% for the same period.

International
•International revenue was $42.1 million in the fourth quarter 2022, down 38% (30% FX-neutral) compared with the prior year, primarily attributable to a decline in engagement on our platform in our Local and Goods categories and due to the transition of Goods to a third-party marketplace model. In a third-party marketplace model, we generate service revenue that is presented on a net basis compared with a first-party model, which recognizes revenue on a gross basis. International Local revenue was $32.9 million, down 29% (20% FX-neutral) compared with the prior year period.
•International gross profit was $37.5 million in the fourth quarter 2022, down 36% (28% FX-neutral) compared with the prior year period.
•International active customers were 7.5 million as of December 31, 2022, down 5% from the balance at the end of the third quarter 2022, primarily driven by declines in our Goods customer base. International active Local customers decreased 1% for the same period.
Consolidated
•Revenue was $148.2 million in the fourth quarter 2022, down 34% (31% FX-neutral) compared with the prior year period. Local revenue was $127.2 million in the fourth quarter 2022, down 30% (28% FX-neutral) compared with the prior year.
•Gross profit was $129.1 million in the fourth quarter 2022, down 34% (31% FX-neutral) compared with the prior year period.
•SG&A was $111.8 million in the fourth quarter 2022 compared with $126.5 million in the fourth quarter 2021. The decrease in SG&A was primarily due to lower payroll-related expenses, partially offset by higher cloud costs.

•Marketing expense was $42.5 million, or 33% of gross profit, in the fourth quarter of 2022, compared with $58.2 million, or 30% of gross profit, in the prior year. The decrease in Marketing expense was primarily due to accelerated traffic declines and a lower spend in our online marketing.
•Restructuring charges were $4.2 million in the fourth quarter 2022 and were related to our multi-phase restructuring plan announced in August 2022.
•Other income, net was $25.6 million in the fourth quarter 2022, compared with expense of $5.0 million in the prior year. Other income, net in the current period was primarily driven by foreign currency gains.
•Net loss was $54.2 million in the fourth quarter 2022 compared with net income of $30.3 million in the fourth quarter 2021.
•Net loss attributable to common stockholders was $55.3 million, or $1.82 per diluted share, in the fourth quarter 2022, compared with net income of $29.4 million, or $0.90 per diluted share, in the fourth quarter 2021. Non-GAAP net loss attributable to common stockholders plus assumed conversions was $11.7 million, or $0.38 per diluted share, in the fourth quarter 2022, compared with non-GAAP net income attributable to common stockholders plus assumed conversions of $6.0 million, or $0.18 per diluted share, in the fourth quarter 2021.
•Adjusted EBITDA was negative $5.3 million in the fourth quarter 2022, compared with positive $37.3 million in the fourth quarter 2021.
•Consolidated units sold were down 28% to 13.6 million in the fourth quarter 2022 compared with the prior year period, primarily driven by a decline in engagement on our platform and a de-emphasis on our Goods category. North America units were down 27% in Local and 40% in Goods. International units were down 7% in Local and 48% in Goods.
•Operating cash flow for the fourth quarter 2022 was $15.9 million and free cash flow was $10.2 million.
•Cash and cash equivalents as of December 31, 2022 were $281.3 million, including $75.0 million of outstanding borrowings under our revolving credit facility.

Full Year 2022 Summary
Consolidated
•Revenue was $599.1 million in 2022, down 38% (36% FX-neutral) compared with $967.1 million in 2021, primarily attributable to a decline in engagement on our platform that resulted in fewer unit sales and lower gross billings within North America, as well as the transition of Goods from a first-party to a third-party marketplace model within International. In a third-party marketplace model, we generate service revenue that is presented on a net basis compared with a first-party model, which recognizes revenue on a gross basis.
•Gross profit was $522.8 million in 2022, down 29% (27% FX-neutral) compared with $737.1 million in 2021.
•Net loss was $234.4 million in 2022, compared with net income of $120.3 million in 2021.

•Net loss attributable to common stockholders was $237.6 million, or $7.88 per diluted share in 2022, compared with net income attributable to common stockholders of $118.7 million, or $3.68 per diluted share in 2021. Non-GAAP net loss attributable to common stockholders plus assumed conversions was $66.4 million, or $2.20 per diluted share in 2022, compared with non-GAAP net income attributable to common stockholders plus assumed conversions of $37.1 million, or $1.13 per diluted share in 2021.
•Adjusted EBITDA was negative $15.1 million in 2022, down 111% compared with $143.2 million in 2021.
•Global units sold declined 27% year-over-year to 50.6 million in 2022.
•Operating cash flow was negative $136.0 million for full year 2022, and free cash flow was negative $172.2 million for the full year 2022.

Definitions and reconciliations of all non-GAAP financial measures, including Adjusted EBITDA and free cash flow, and additional information regarding operating measures are included below in the section titled "Non-GAAP Financial Measures and Operating Metrics" and in the accompanying tables.
Conference Call
A conference call will be webcast Thursday, March 16, 2023 at 4:00 p.m. CT / 5:00 p.m. ET and will be available on Groupon’s investor relations website at https://investor.groupon.com. This call will contain forward-looking statements and other material information regarding our financial and operating results.
Groupon encourages investors to use its investor relations website as a way of easily finding information about the company. Groupon promptly makes available on this website, free of charge, the reports that the company files or furnishes with the SEC, corporate governance information (including Groupon’s Global Code of Conduct), and select press releases and social media postings. Groupon uses its investor relations website (investor.groupon.com) and the Groupon press site (www.groupon.com/press) as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.
Non-GAAP Financial Measures and Operating Metrics
In addition to financial results reported in accordance with U.S. GAAP, we have provided the following non-GAAP financial measures: Foreign currency exchange rate neutral operating results, Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP income (loss) from operations before provision (benefit) for income taxes, non-GAAP net income (loss) attributable to common stockholders, non-GAAP income (loss) per share, non-GAAP provision (benefit) for income taxes and free cash flow. These non-GAAP financial measures, which are presented on an operations basis, are intended to aid investors in better understanding our current financial performance and prospects for the future as seen through the eyes of management. We believe that these non-GAAP financial measures facilitate comparisons with our historical results and with the results of peer companies who present similar measures (although other companies may define non-GAAP measures differently than we define them, even when similar terms are used to identify such measures). However, these non-GAAP financial measures are not intended to be a substitute for those reported in accordance with U.S. GAAP. For reconciliations of these measures to the most applicable financial measures under U.S. GAAP, see "Non-GAAP

Reconciliation Schedules" and "Supplemental Financial and Operating Metrics" included in the tables accompanying this release.
We exclude the following items from one or more of our non-GAAP financial measures:
Stock-based compensation. We exclude stock-based compensation because it is primarily non-cash in nature and we believe that non-GAAP financial measures excluding this item provide meaningful supplemental information about our operating performance and liquidity.
Depreciation and amortization. We exclude depreciation and amortization expenses because they are non-cash in nature and we believe that non-GAAP financial measures excluding these items provide meaningful supplemental information about our operating performance and liquidity.
Interest and other non-operating items. Interest and other non-operating items include: gains and losses related to minority investments, foreign currency gains and losses, a loss on extinguishment of debt, interest income and interest expense, including non-cash interest expense from our convertible senior notes. We exclude interest and other non-operating items from certain of our non-GAAP financial measures because we believe that excluding these items provides meaningful supplemental information about our core operating performance and facilitates comparisons to our historical operating results.
Special charges and credits. For the years ended December 31, 2022 and 2021, special charges and credits included charges related to our 2020 and 2022 restructuring plans and for the year ended December 31, 2022, special charges and credits also included impairments of goodwill and long-lived assets. We exclude special charges and credits from Adjusted EBITDA because we believe that excluding those items provides meaningful supplemental information about our core operating performance and facilitates comparisons with our historical results.
Descriptions of the non-GAAP financial measures included in this release and the accompanying tables are as follows:
Foreign currency exchange rate neutral operating results show current period operating results as if foreign currency exchange rates had remained the same as those in effect in the prior year period. These measures are intended to facilitate comparisons to our historical performance.
Adjusted EBITDA is a non-GAAP performance measure that we define as income (loss) from operations excluding income taxes, interest and other non-operating items, depreciation and amortization, stock-based compensation and other special charges and credits, including items that are unusual in nature or infrequently occurring. Our definition of Adjusted EBITDA may differ from similar measures used by other companies, even when similar terms are used to identify such measures. Adjusted EBITDA is a key measure used by our management and Board of Directors to evaluate operating performance, generate future operating plans and make strategic decisions for the allocation of capital. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors. However, Adjusted EBITDA is not intended to be a substitute for income (loss) from operations.

Non-GAAP Selling, general and administrative is a non-GAAP measure that adjusts our selling, general and administrative to exclude the impact of depreciation and amortization and stock-based compensation.
Non-GAAP income (loss) from operations before provision (benefit) for income taxes, Non-GAAP net income (loss) attributable to common stockholders and non-GAAP income (loss) per diluted share are non-GAAP performance measures that adjust our net income attributable to common stockholders and earnings per share to exclude the impact of:
•stock-based compensation,
•amortization of acquired intangible assets,
•special charges and credits, including restructuring charges and goodwill and long-lived asset impairment charges,
•non-cash interest expense on convertible senior notes and loss on extinguishment of debt,
•non-operating foreign currency gains and losses related to intercompany balances and reclassifications of cumulative foreign currency translation adjustments into earnings as a result of business dispositions or country exits,
•non-operating gains and losses from minority investments that we have elected to record at fair value with changes in fair value reported in earnings,
•non-operating gains and losses from sales of minority investments, and
•income (loss) from discontinued operations.
We believe that excluding the above items from our measures of non-GAAP income from operations before provision (benefit) for income taxes, non-GAAP net income attributable to common stockholders and non-GAAP income per diluted share provides useful supplemental information for evaluating our operating performance and facilitates comparisons to our historical results by eliminating items that are non-cash in nature, relate to discrete events, or are otherwise not indicative of the core operating performance of our ongoing business.
Non-GAAP provision (benefit) for income taxes reflects our current and deferred tax provision computed based on non-GAAP income from operations before provision (benefit) for income taxes.
Free cash flow is a non-GAAP liquidity measure that comprises net cash provided by operating activities from operations less purchases of property and equipment and capitalized software from operations. We use free cash flow to conduct and evaluate our business because, although it is similar to cash flow from operations, we believe that it typically represents a more useful measure of cash flows because purchases of fixed assets, software developed for internal use and website development costs are necessary components of our ongoing operations. Free cash flow is not intended to represent the total increase or decrease in our cash balance for the applicable period.
Descriptions of the operating metrics included in this release and the accompanying tables are as follows:

Gross billings is the total dollar value of customer purchases of goods and services. Gross billings is presented net of customer refunds, order discounts and sales and related taxes. The substantial majority of our service revenue transactions are comprised of sales of vouchers and similar transactions in which we collect the transaction price from the customer and remit a portion of the transaction price to the third-party merchant who will provide the related goods or services. For these transactions, gross billings differs from revenue reported in our consolidated statements of operations, which is presented net of the merchant's share of the transaction price. For product revenue transactions, gross billings is equivalent to product revenue reported in our consolidated statements of operations. Gross billings is an indicator of our growth and business performance as it measures the dollar volume of transactions generated through our marketplaces. Tracking gross billings on service revenue transactions also allows us to monitor the percentage of gross billings that we are able to retain after payments to merchants. However, we are focused on achieving long-term gross profit and Adjusted EBITDA growth.
Active customers are unique user accounts that have made a purchase during the trailing twelve months ("TTM") either through one of our online marketplaces or directly with a merchant for which we earned a commission. We consider this metric to be an important indicator of our business performance as it helps us to understand how the number of customers actively purchasing our offerings is trending. Some customers could establish and make purchases from more than one account, so it is possible that our active customer metric may count certain customers more than once in a given period. We do not include consumers who solely make purchases with retailers using digital coupons accessed through our websites or mobile applications in our active customer metric, nor do we include consumers who solely make purchases of our inventory through third-party marketplaces with which we partner.
Units are the number of purchases during the reporting period, before refunds and cancellations, made either through one of our online marketplaces, a third-party marketplace, or directly with a merchant for which we earn a commission. We do not include purchases with retailers using digital coupons accessed through our websites or mobile applications in our units metric. We consider units to be an important indicator of the total volume of business conducted through our marketplaces. We report units on a gross basis prior to the consideration of customer refunds and therefore units are not always a good proxy for gross billings.
We do not provide a reconciliation for non-GAAP estimates on a forward-looking basis where we are unable to provide a meaningful calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing or amount of various items that would impact the most directly comparable forward-looking U.S. GAAP financial measure that have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted. Forward-looking non-GAAP financial measures provided without the most directly comparable U.S. GAAP financial measures may vary materially from the corresponding U.S. GAAP financial measures.
Note on Forward-Looking Statements
The statements contained in this release that refer to plans and expectations for the next quarter, the full year or the future are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our future results of operations and financial position, business strategy and plans and our objectives for future operations and future liquidity. The words "may," "will," "should," "could," "expect," "anticipate," "believe," "estimate," "intend," "continue" and other similar expressions are intended to identify forward-looking statements. We have based these forward looking statements largely on current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in our forward-looking statements. Such risks and uncertainties include, but are not limited to, our ability to execute, and achieve the expected benefits of our go-forward strategy; execution of our business and marketing strategies; volatility in our operating results; challenges arising from our international operations, including fluctuations in currency exchange rates, legal and regulatory developments in the jurisdictions in which we operate and geopolitical instability resulting from the conflict in Ukraine; global economic uncertainty, including as a result of inflationary pressures, ongoing impacts from the COVID-19 pandemic and labor and supply chain challenges; retaining and adding high quality merchants and third-party business partners; retaining existing customers and adding new customers; competing successfully in our industry; providing a strong mobile experience for our customers; managing refund risks; retaining and attracting members of our executive and management teams and other qualified employees and personnel; customer and merchant fraud; payment-related risks; our reliance on email, internet search engines and mobile application marketplaces to drive traffic to our marketplace; cybersecurity breaches; maintaining and improving our information technology infrastructure; reliance on cloud-based computing platforms; completing and realizing the anticipated benefits from acquisitions, dispositions, joint ventures and strategic investments; lack of control over minority investments; managing inventory and order fulfillment risks; claims related to product and service offerings; protecting our intellectual property; maintaining a strong brand; the impact of future and pending litigation; compliance with domestic and foreign laws and regulations, including the CARD Act, GDPR, CPRA, other privacy-related laws and regulation of the Internet and e-commerce; classification of our independent contractors, agency workers or employees; our ability to remediate our material weakness over internal control over financial reporting; risks relating to information or content published or made available on our websites or service offerings we make available; exposure to greater than anticipated tax liabilities; adoption of tax laws; our ability to use our tax attributes; impacts if we become subject to the Bank Secrecy Act or other anti-money laundering or money transmission laws or regulations; our ability to raise capital if necessary; our ability to continue as a going concern; risks related to our access to capital and outstanding indebtedness, including our convertible senior notes; our common stock, including volatility in our stock price; our ability to realize the anticipated benefits from the capped call transactions relating to our convertible senior notes; difficulties, delays or our inability to successfully complete all or part of the announced restructuring actions or to realize the operating efficiencies and other benefits of such restructuring actions; higher than anticipated restructuring charges or changes in the timing of such restructuring charges; and those risks and other factors discussed in Part I, Item 1A. "Risk Factors" in the company's Annual Report on Form 10-K for the year ended December 31, 2022, and our other filings with the Securities and Exchange Commission (the "SEC"), copies of which may be obtained by visiting the company's Investor Relations web site at investor.groupon.com or the SEC's web site at www.sec.gov. Groupon's actual results could differ materially from those predicted or implied and reported results should not be considered an indication of future performance.
You should not rely upon forward-looking statements as predictions of future events. Although Groupon believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur.

Moreover, neither Groupon nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. The forward-looking statements reflect our expectations as of March 16, 2023. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this release to conform these statements to actual results or to changes in our expectations.
About Groupon
Groupon (www.groupon.com) (NASDAQ: GRPN) is an experiences marketplace where consumers discover fun things to do and local businesses thrive. For our customers, this means giving them an amazing selection of experiences at great values. For our merchants, this means making it easy for them to partner with Groupon and reach millions of consumers around the world. To find out more about Groupon, please visit press.groupon.com.

Contacts:
Investor Relations
Jennifer Beugelmans
Megan Petrous
ir@groupon.com

Public Relations
Nick Halliwell
press@groupon.com

Groupon, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share amounts)
(unaudited)

	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$281,279	$498,726
Accounts receivable, net	44,971	36,755
Prepaid expenses and other current assets	41,101	52,570
Total current assets	367,351	588,051
Property, equipment and software, net	56,731	73,581
Right-of-use assets - operating leases, net	12,127	47,958
Goodwill	178,685	216,393
Intangible assets, net	17,641	24,310
Investments	119,541	119,541
Deferred income taxes	13,550	62,945
Other non-current assets	27,491	25,102
Total assets	$793,117	$1,157,881
Liabilities and equity
Current liabilities:
Short-term borrowings	$75,000	$100,000
Accounts payable	59,568	22,165
Accrued merchant and supplier payables	225,420	269,509
Accrued expenses and other current liabilities	171,452	239,313
Total current liabilities	531,440	630,987
Convertible senior notes, net	224,923	223,403
Operating lease obligations	9,310	58,747
Other non-current liabilities	18,586	34,448
Total liabilities	784,259	947,585
Commitment and contingencies
Stockholders' equity
Common stock, par value $0.0001 per share, 100,500,000 shares authorized; 40,786,996 shares issued and 30,492,879 shares outstanding at December 31, 2022; 40,007,255 shares issued and 29,713,138 shares outstanding at December 31, 2021	4	4
Additional paid-in capital	2,322,672	2,294,215
Treasury stock, at cost, 10,294,117 shares at December 31, 2022 and December 31, 2021	(922,666)	(922,666)
Accumulated deficit	(1,394,477)	(1,156,868)
Accumulated other comprehensive income (loss)	2,942	(4,813)
Total Groupon, Inc. stockholders' equity	8,475	209,872
Noncontrolling interests	383	424
Total equity	8,858	210,296
Total liabilities and equity	$793,117	$1,157,881

Groupon, Inc.
Consolidated Statements of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Revenue:
Service	$148,159	$217,034	$599,085	$794,795
Product	—	6,128	—	172,313
Total revenue	148,159	223,162	599,085	967,108
Cost of revenue:
Service	19,030	23,301	76,261	82,020
Product	—	5,110	—	147,972
Total cost of revenue	19,030	28,411	76,261	229,992
Gross profit	129,129	194,751	522,824	737,116
Operating expenses:
Marketing	42,546	58,235	149,231	188,780
Selling, general and administrative	111,774	126,490	481,375	511,096
Goodwill impairment	—	—	35,424	—
Long-lived asset impairment	3,448	—	12,259	—
Restructuring and related charges	4,187	7,745	12,350	41,895
Total operating expenses	161,955	192,470	690,639	741,771
Income (loss) from operations	(32,826)	2,281	(167,815)	(4,655)
Other income (expense), net	25,606	(5,049)	(24,155)	92,680
Income (loss) from operations before provision (benefit) for income taxes	(7,220)	(2,768)	(191,970)	88,025
Provision (benefit) for income taxes	47,015	(33,096)	42,410	(32,323)
Net income (loss)	(54,235)	30,328	(234,380)	120,348
Net (income) loss attributable to noncontrolling interests	(1,072)	(943)	(3,229)	(1,680)
Net income (loss) attributable to Groupon, Inc.	$(55,307)	$29,385	$(237,609)	$118,668

Net income (loss) per share:
Basic	$(1.82)	$0.99	$(7.88)	$4.04
Diluted	$(1.82)	$0.90	$(7.88)	$3.68

Weighted average number of shares outstanding
Basic	30,351,523	29,601,802	30,166,100	29,365,880
Diluted	30,351,523	33,386,996	30,166,100	33,513,440

Groupon, Inc.
Consolidated Statements of Cash Flows
(in thousands) (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Operating activities
Net income (loss)	$(54,235)	$30,328	$(234,380)	$120,348
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization of property, equipment and software	11,998	17,046	54,170	63,925
Amortization of acquired intangible assets	2,096	2,166	8,493	8,894
Impairment of goodwill	—	—	35,424	—
Impairment of long-lived assets	3,448	—	12,259	—
Restructuring-related impairment	—	—	2,949	7,651
Stock-based compensation	5,812	8,048	30,006	33,169
Changes in fair value of investments	—	(90)	—	(95,623)
Deferred income taxes	49,099	(33,985)	49,099	(33,985)
Amortization of debt discount on convertible senior notes	1,520	375	1,520	1,601
(Gain) loss on early lease termination	—	—	(4,471)	—
Foreign currency translation adjustments reclassified into earnings	—	(5)	—	(32,273)
Foreign currency (gains) losses, net	(28,945)	7,909	10,934	26,730
Change in assets and liabilities:
Accounts receivable	(767)	(2,553)	(10,088)	5,432
Prepaid expenses and other current assets	13,898	(2,317)	9,812	(13,472)
Right-of-use assets - operating leases	(5,910)	3,903	16,986	19,919
Accounts payable	24,318	(14,298)	37,540	(10,302)
Accrued merchant and supplier payables	41,008	41,230	(39,428)	(133,849)
Accrued expenses and other current liabilities	(31,473)	(1,361)	(71,804)	(45,015)
Operating lease obligations	6,376	(7,187)	(30,295)	(31,801)
Other, net	(22,380)	(18,221)	(14,713)	(15,307)
Net cash provided by (used in) operating activities	15,863	30,988	(135,987)	(123,958)
Investing activities
Purchases of property and equipment and capitalized software	(5,673)	(11,765)	(36,168)	(49,630)
Proceeds from sale or divestment of investment	—	91	—	6,950
Acquisitions of intangible assets and other investing activities	(600)	(640)	(2,677)	(3,131)
Net cash provided by (used in) investing activities	(6,273)	(12,314)	(38,845)	(45,811)
Financing activities
Proceeds from borrowings under revolving credit agreement	—	—	40,000	—
Payments of borrowings under revolving credit agreement	(35,000)	—	(65,000)	(100,000)
Proceeds from issuance of 2026 convertible notes	—	—	—	230,000
Issuance costs for 2026 convertible notes and revolving credit agreement	(490)	—	(490)	(7,747)
Purchase of capped call transactions	—	—	—	(27,416)
Payments for the repurchase of Atairos convertible notes	—	—	—	(254,000)
Proceeds from the settlement of convertible note hedges	—	—	—	2,315
Payments for the settlement of warrants	—	—	—	(1,345)
Taxes paid related to net share settlements of stock-based compensation awards	(464)	(2,243)	(6,065)	(19,834)
Payments of finance lease obligations	(34)	(415)	(687)	(5,302)
Other financing activities	(927)	(724)	(2,165)	(521)
Net cash provided by (used in) financing activities	(36,915)	(3,382)	(34,407)	(183,850)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	692	6,911	(8,548)	2,017
Net increase (decrease) in cash, cash equivalents and restricted cash	(26,633)	22,203	(217,787)	(351,602)
Cash, cash equivalents and restricted cash, beginning of period	308,329	477,280	499,483	851,085
Cash, cash equivalents and restricted cash, end of period	$281,696	$499,483	$281,696	$499,483

Groupon, Inc.
Supplemental Financial and Operating Metrics
(dollars and units in thousands; active customers in millions)
(unaudited)

	Q4 2021	Q1 2022	Q2 2022	Q3 2022	Q4 2022
North America Segment:						Q4 2022
Gross billings (1):						Y/Y Growth
Local	$327,268	$249,290	$265,114	$248,929	$256,627	(21.6)%
Travel	24,304	24,014	21,692	21,118	18,164	(25.3)
Goods	61,248	36,608	30,462	28,334	37,858	(38.2)
Total gross billings	$412,820	$309,912	$317,268	$298,381	$312,649	(24.3)%
Revenue:
Local	$136,110	$96,921	$101,469	$97,843	$94,216	(30.8)%
Travel	5,500	4,949	4,451	4,065	3,570	(35.1)
Goods	14,302	8,294	6,204	5,978	8,309	(41.9)
Total revenue	$155,912	$110,164	$112,124	$107,886	$106,095	(32.0)%
Gross profit:
Local	$119,845	$83,758	$87,592	$84,455	$81,951	(31.6)%
Travel	4,349	3,654	3,355	3,057	2,796	(35.7)
Goods	12,089	6,835	4,956	4,836	6,909	(42.8)
Total gross profit	$136,283	$94,247	$95,903	$92,348	$91,656	(32.7)%

Contribution profit (2)	$92,505	$66,256	$76,274	$65,972	$61,790	(33.2)%

International Segment:						Q4 2022
Gross billings:						Y/Y Growth	FX Effect	Y/Y Growth excluding FX (3)
Local	$129,960	$99,660	$96,784	$96,592	$109,156	(16.0)	9.8	(6.2)%
Travel	19,583	15,762	15,252	13,374	14,249	(27.2)	8.4	(18.8)
Goods	58,234	35,350	30,861	25,509	32,143	(44.8)	6.6	(38.2)
Total gross billings	$207,777	$150,772	$142,897	$135,475	$155,548	(25.1)	8.8	(16.3)%
Revenue:
Local	$46,277	$33,150	$32,111	$30,089	$32,945	(28.8)	8.7	(20.1)%
Travel	4,797	3,227	3,233	1,956	2,363	(50.7)	6.0	(44.7)
Goods	16,176	6,779	5,748	4,459	6,756	(58.2)	4.7	(53.5)
Total revenue	$67,250	$43,156	$41,092	$36,504	$42,064	(37.5)	7.6	(29.9)%
Gross profit:
Local	$43,409	$30,554	$29,435	$27,415	$30,244	(30.3)	8.6	(21.7)%
Travel	4,442	2,817	2,886	1,625	2,032	(54.3)	5.7	(48.6)
Goods	10,617	6,383	5,748	4,334	5,197	(51.1)	5.8	(45.3)
Total gross profit	$58,468	$39,754	$38,069	$33,374	$37,473	(35.9)	7.9	(28.0)%

Contribution profit	$44,011	$28,329	$28,326	$21,853	$24,793	(43.7)%

Consolidated Results of Operations:
Gross billings:
Local	$457,228	$348,950	$361,898	$345,521	$365,783	(20.0)	2.8	(17.2)%
Travel	43,887	39,776	36,944	34,492	32,413	(26.1)	3.7	(22.4)
Goods	119,482	71,958	61,323	53,843	70,001	(41.4)	3.2	(38.2)
Total gross billings	$620,597	$460,684	$460,165	$433,856	$468,197	(24.6)	3.0	(21.6)%
Revenue:
Local	$182,387	$130,071	$133,580	$127,932	$127,161	(30.3)	2.2	(28.1)%
Travel	10,297	8,176	7,684	6,021	5,933	(42.4)	2.8	(39.6)
Goods	30,478	15,073	11,952	10,437	15,065	(50.6)	2.5	(48.1)
Total revenue	$223,162	$153,320	$153,216	$144,390	$148,159	(33.6)	2.3	(31.3)%
Gross profit:
Local	$163,254	$114,312	$117,027	$111,870	$112,195	(31.3)	2.3	(29.0)%
Travel	8,791	6,471	6,241	4,682	4,828	(45.1)	2.9	(42.2)
Goods	22,706	13,218	10,704	9,170	12,106	(46.7)	2.7	(44.0)
Total gross profit	$194,751	$134,001	$133,972	$125,722	$129,129	(33.7)	2.4	(31.3)%

Contribution profit	$136,516	$94,585	$104,600	$87,825	$86,583	(36.6)%
Net cash provided by (used in) operating activities	$30,988	$(78,164)	$(30,192)	$(43,494)	$15,863	(48.8)%
Free cash flow	$19,223	$(91,165)	$(39,340)	$(51,840)	$10,190	(47.0)%

	Q4 2021	Q1 2022	Q2 2022	Q3 2022	Q4 2022
Active customers (4)
North America	14.8	14.0	13.1	12.3	11.3
International	8.5	8.2	8.0	7.9	7.5
Total active customers	23.3	22.2	21.1	20.2	18.8

North America units
Local	8,811	6,181	6,355	6,043	6,407
Goods	2,631	1,450	1,141	1,119	1,579
Travel	130	123	91	91	82
Total North America units	11,572	7,754	7,587	7,253	8,068

International units
Local	4,283	3,329	3,181	3,900	3,971
Goods	2,843	1,471	1,205	1,046	1,488
Travel	115	112	79	79	91
Total International units	7,241	4,912	4,465	5,025	5,550

Consolidated units
Local	13,094	9,510	9,536	9,943	10,378
Goods	5,474	2,921	2,346	2,165	3,067
Travel	245	235	170	170	173
Total consolidated units	18,813	12,666	12,052	12,278	13,618

Headcount
Sales (5)	1,079	1,028	974	799	783
Other	2,596	2,536	2,442	2,278	2,121
Total headcount (6)	3,675	3,564	3,416	3,077	2,904
(1)Represents the total dollar value of customer purchases of goods and services.
(2)Represents gross profit less marketing.
(3)Represents the change in financial measures that would have resulted had average exchange rates in the reporting periods been the same as those in effect in the prior year periods.
(4)Reflects the total number of unique user accounts that have made a purchase during the TTM either through one of our online marketplaces or directly with a merchant for which we earned a commission.
(5)Includes merchant sales representatives, as well as sales support personnel.
(6)Includes 16 employees terminated under the first phase of the 2022 Restructuring Plan who were completing their notice period as of December 31, 2022.

Groupon, Inc.
Non-GAAP Reconciliation Schedules
(in thousands, except share and per share amounts)
(unaudited)
    The following is a quarterly reconciliation of Adjusted EBITDA to the most comparable U.S. GAAP performance measure, Net Income (loss).

	Q4 2021	Q1 2022	Q2 2022	Q3 2022	Q4 2022
Net income (loss)	$30,328	$(34,352)	$(90,250)	$(55,543)	$(54,235)
Adjustments:
Stock-based compensation	8,048	7,506	8,572	8,116	5,812
Depreciation and amortization	19,212	17,369	16,494	14,706	14,094
Goodwill impairment	—	—	35,424	—	—
Long-lived asset impairment	—	—	8,811	—	3,448
Restructuring and related charges (1)	7,745	312	2,939	4,912	4,187
Other (income) expense, net	5,049	4,880	21,340	23,541	(25,606)
Provision (benefit) for income taxes	(33,096)	(2,675)	2,398	(4,328)	47,015
Total adjustments	6,958	27,392	95,978	46,947	48,950
Adjusted EBITDA	$37,286	$(6,960)	$5,728	$(8,596)	$(5,285)
(1)Restructuring and related charges includes $1.2 million of long-lived asset impairment for the three months ended June 30, 2022 and $1.8 million for the three months ended September 30, 2022.

The following is a reconciliation of Non-GAAP net income (loss) attributable to common stockholders to Net income (loss) attributable to common stockholders and a reconciliation of Non-GAAP diluted net income (loss) per share to Diluted net income (loss) per share for the three months and years ended December 31, 2022 and 2021.

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net income (loss) attributable to common stockholders	$(55,307)	$29,385	$(237,609)	$118,668
Less: Net income (loss) attributable to noncontrolling interest	(1,072)	(943)	(3,229)	(1,680)
Net income (loss)	(54,235)	30,328	(234,380)	120,348
Less: Provision (benefit) for income taxes	47,015	(33,096)	42,410	(32,323)
Income (loss) before provision (benefit) for income taxes	(7,220)	(2,768)	(191,970)	88,025
Stock-based compensation	5,812	8,048	30,006	33,169
Amortization of acquired intangible assets	2,096	2,166	8,493	8,894
Goodwill impairment	—	—	35,424	—
Long-lived asset impairment	3,448	—	12,259	—
Restructuring and related charges	4,187	7,745	12,350	41,895
Changes in fair value of investments	—	(90)	—	(95,623)
Intercompany foreign currency losses (gains), foreign currency translation adjustments reclassified into earnings and other	(33,637)	987	16,186	(12,368)
Non-cash interest expense on convertible senior notes and loss on extinguishment of debt	383	376	1,520	6,692
Non-GAAP income (loss) before provision (benefit) for income taxes	(24,931)	16,464	(75,732)	70,684
Less: Non-GAAP provision (benefit) for income taxes	(14,333)	10,026	(12,574)	33,243
Non-GAAP net income (loss)	(10,598)	6,438	(63,158)	37,441
Net (income) loss attributable to noncontrolling interest	(1,072)	(943)	(3,229)	(1,680)
Non-GAAP net income (loss) attributable to common stockholders	(11,670)	5,495	(66,387)	35,761
Plus: Cash interest expense from assumed conversion of convertible senior notes (1)	—	466	—	1,291
Non-GAAP net Income (loss) attributable to common stockholders plus assumed conversions	$(11,670)	$5,961	$(66,387)	$37,052

Weighted-average shares of common stock - diluted	30,351,523	33,386,996	30,166,100	33,513,440
Impact of dilutive securities	—	—	—	(858,518)
Weighted-average shares of common stock - non-GAAP	30,351,523	33,386,996	30,166,100	32,654,922

Diluted net income (loss) per share	$(1.82)	$0.90	$(7.88)	$3.68
Impact of non-GAAP adjustments and related tax effects	1.44	(0.72)	5.68	(2.55)
Non-GAAP diluted net income (loss) per share	$(0.38)	$0.18	$(2.20)	$1.13
(1)Adjustment to interest expense for assumed conversion of convertible senior notes excludes non-cash interest expense that has been added back above in calculating Non-GAAP net income (loss) attributable to common stockholders.

Free cash flow is a non-GAAP liquidity measure. The following is a reconciliation of free cash flow to the most comparable U.S. GAAP liquidity measure, Net cash provided by (used in) operating activities.

	Q4 2021	Q1 2022	Q2 2022	Q3 2022	Q4 2022
Net cash provided by (used in) operating activities	$30,988	$(78,164)	$(30,192)	$(43,494)	$15,863
Purchases of property and equipment and capitalized software	(11,765)	(13,001)	(9,148)	(8,346)	(5,673)
Free cash flow	$19,223	$(91,165)	$(39,340)	$(51,840)	$10,190

Net cash provided by (used in) investing activities	$(12,314)	$(13,916)	$(9,779)	$(8,877)	$(6,273)
Net cash provided by (used in) financing activities	$(3,382)	$(2,964)	$(43,340)	$48,811	$(36,915)
The following is a reconciliation of Non-GAAP selling, general and administrative to the most comparable U.S. GAAP measure, Selling, general and administrative:

	Year Ended December 31,
	2019	2022
Selling, general and administrative	$806,945	$481,375
Less: Stock-based compensation	(56,027)	(21,616)
Less: Depreciation and amortization	(74,324)	(28,557)
Non-GAAP selling, general and administrative	$676,594	$431,202